EXHIBIT 99
MASCO CORPORATION BOARD OF DIRECTORS
APPROVES FOUR LEADERSHIP APPOINTMENTS
TAYLOR, Mich., (June 6, 2007) — Masco Corporation (NYSE: MAS), announced today that its Board of Directors elected Timothy Wadhams, 59, as Masco’s Chief Executive Officer effective July 1, 2007. Mr. Wadhams, who currently serves as Senior Vice President and Chief Financial Officer, joined Masco in 1976, initially serving in several financial capacities prior to transferring in 1984 to MascoTech, Inc. (a publicly traded affiliated company) where he ultimately became Executive Vice President — Finance and Administration and Chief Financial Officer. In 2001, he returned to Masco as Chief Financial Officer. Mr. Wadhams began his business career in 1972 as a CPA with the accounting firm, Coopers & Lybrand. He holds a bachelor’s degree in economics and an MBA from the University of Michigan.
The Masco Board of Directors also approved the appointment of Donald J. DeMarie, Jr., 44, as Executive Vice President. Mr. DeMarie is currently Masco’s Group President for the Installation and Other Services Segment. He joined Gale Industries in 1985 as a division manager following the completion of a bachelor’s degree in accounting from Northern Arizona University. Mr. DeMarie joined Masco Corporation in 1995, when Masco acquired Gale Industries where he served as Senior Vice President and eventually as President and Chief Executive Officer for Masco Contractor Services. In 2003, Mr. DeMarie was promoted to Group President, assuming overall responsibility for Masco’s rapidly growing Installation and Other Services Segment. Mr. DeMarie will continue to oversee directly Masco Contractor Services and the other divisions within the Installation and Other Services segment, and he will also assume an increasing leadership role for Masco operating divisions as Alan Barry, Masco’s President and Chief Operating Officer, transitions toward his previously announced retirement in early 2008. Mr. DeMarie will report to Mr. Barry.
(more)

Additionally, the Masco Board of Directors approved the appointment of John G. Sznewajs, 39, as Vice President—Chief Financial Officer (CFO). Mr. Sznewajs currently serves as Treasurer and Vice President for Corporate Development. He will continue to oversee the Corporate Development function and also serve as Masco’s Treasurer. Mr. Sznewajs joined Masco in 1996 as Business Development Analyst where he was involved in all phases of Masco’s acquisition and divestiture process. Prior to joining Masco, he was employed by Amrigon, Inc., with responsibility for market research and database marketing activities. Mr. Sznewajs holds a bachelor’s degree in economics from Kalamazoo College and a master’s degree in finance from the University of Chicago.
Finally, the Masco Board of Directors elected Richard Manoogian, 70, to the position of Executive Chairman. As previously announced, Mr. Manoogian expressed to the Masco Board of Directors his desire to transition from his current role as Chief Executive Officer to become Executive Chairman of the Company where he will continue to serve Masco on a full-time basis. In addition to chairing the Board of Directors, he will be actively involved with corporate strategy and other business matters as well as external activities and relations, including those with business, government and community leaders.
Mr. Manoogian is only the second Chairman and CEO in Masco’s 78 year history, having succeeded his father, Alex Manoogian, who founded the Company in 1929.
The new positions for Mr. Manoogian, Mr. Wadhams, Mr. Sznewajs and Mr. DeMarie are all effective July 1, 2007.
Headquartered in Taylor, Mich., Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.
# # #